United States securities and exchange commission logo





                     September 8, 2022

       Jason Cardew
       Chief Financial Officer
       Lear Corporation
       21557 Telegraph Road
       Southfield, MI 48033

                                                        Re: Lear Corporation
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 10,
2022
                                                            File No. 001-11311

       Dear Mr. Cardew:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing